Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON GAAP For the three and six months ended June 30, 2009 and 2008

	Three months ended		Six months ended
(in millions)	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Reconciliation of Non-GAAP measure:
Net income	44.9	43.0	53.8	47.7
Income tax provision	26.0	27.6	32.6	34.0
Interest expense, net	38.8	42.6	75.0	88.8
Depreciation and amortization	31.3	29.8	61.7	58.9

Earnings before interest, taxes, depreciation and amortization (EBITDA)	141.0	143.0	223.1	229.4

Other adjustments:
Reorganization and acquisition-related integration costs, net	5.6	11.1	15.0	21.8

As Adjusted EBITDA	$146.6	$154.1	$238.1	$251.2